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                                                      REGISTRATION NO. 33-98530
                                                      RULE 424(b)(5)

                                   SUPPLEMENT
                     TO PROSPECTUS, DATED NOVEMBER 15, 1995

                                  PHYCOR, INC.

                                   $90,000,000

             COMMON STOCK, COMMON STOCK WARRANTS AND DEBT SECURITIES

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     The Prospectus, dated November 15, 1995 (the "Prospectus"), to which this
Supplement, dated September 18, 1997, is attached (the "Supplement"), relates to the offer by PhyCor, Inc., a Tennessee corporation (the "Company"), of shares of the Company's Common Stock, no par value per share (the "Common Stock"), warrants to purchase Common Stock ("Common Stock Warrants") and the shares of Common Stock issued thereunder upon the exercise of such Common Stock Warrants, or debt securities ("Debt Securities") and the shares of Common Stock issued thereunder upon the conversion thereof, with a collective aggregate offering price of up to $90,000,000 on terms to be determined at the time of any such offering. The Company may offer Common Stock, Common Stock Warrants or Debt Securities (collectively, "Securities") from time to time in connection with the acquisitions of the assets or stock of (i) individual physician practices, (ii) single and multi-specialty medical clinics and (iii) related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. The consideration for the acquisition of the assets or stock of such entities may consist of cash, the assumption of liabilities, Securities or any combination thereof, as determined pursuant to arm's-length negotiations between the Company and the sellers of the assets or stock to be acquired.

     Common Stock issued to individual physician practices, single and multi-specialty clinics and related businesses, as described above, may be reoffered by the holders thereof from time to time in transactions in the over-the-counter market, in negotiated transactions, through the writing of options on Securities, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or negotiated prices.

     This Supplement relates to the proposed resale of 63,410 shares of Common Stock (the "Shares") by Laconia Clinic, P.C., a New Hampshire professional corporation (the "Clinic"). The shares were issued to the Clinic in connection with the acquisition by the Company of certain assets of the Clinic and of Laconia Clinic Properties, Inc., a New Hampshire corporation ("LCP"), pursuant to an Asset Purchase Agreement between the Company and the Clinic effective as of September 1, 1992 (the "Purchase Agreement"). Terms defined in the Prospectus have the same meaning in this Supplement unless the context requires otherwise.

     THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM PHYCOR. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215, ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.

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               The date of this Supplement is September 18, 1997.


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Selling Shareholder

     The Clinic operates a multi-specialty medical clinic in Laconia, New Hampshire and maintains three satellite locations, each under the name Laconia Clinic. The Company's principal office is located at 724 Main Street, Laconia, New Hampshire 03246.

     The Company acquired substantially all of the assets of the Clinic and LCP pursuant to the Purchase Agreement. In connection therewith, the Company issued the Shares to the Clinic pursuant to the Company's "shelf" Registration Statement on Form S-4, of which the Prospectus forms a part. The Clinic intends to resell the Shares pursuant to the terms of the Prospectus and this Supplement.

     In connection with the acquisition of the assets of the Clinic and LCP, PhyCor of Laconia, Inc. entered into a Service Agreement, dated as of September 1, 1992, with the Clinic. Pursuant to the Service Agreement, PhyCor of Laconia agreed to provide the physician group with the equipment and facilities used in their medical practice, to manage clinic operations and to employ most of the Clinic's non-physician personnel in exchange for a service fee. The Service Agreement is for a term of 30 years and may only be terminated in limited circumstances.

Plan of Distribution

     This Supplement relates to the reoffering of the Shares by the Clinic. The Clinic has designated Equitable Securities Corporation ("Equitable"), a registered broker-dealer, as agent for the resale of the Shares. The Shares will be sold in private or block transactions in the over-the-counter market (including the Nasdaq Stock Market's National Market) or otherwise at fixed prices which may be charged, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. Equitable has agreed to use its best efforts to sell the Shares on behalf of the Clinic. The Clinic and/or Equitable may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Clinic, Equitable and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Clinic and/or Equitable and any broker-dealers that act in connection with the sale of the Shares being sold hereby may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.




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